Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
First Mariner Bancorp
Baltimore, Maryland

We consent to the incorporation by reference in the Registration Statements (Nos. 333-60961, 333-60963, 333-60967, 333-107669, 333-114073 and 333-122464) on Form S-8 (No. 333-107670) on Form S-3 and (No. 333-67854) on Form S-2 of First Mariner Bancorp of our report dated April 11, 2005, with respect to First Mariner Bancorp management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, which report is included in this amended annual report on Form 10-K/A of First Mariner Bancorp for the year ended December 31, 2004.

/s/ Stegman & Company

Baltimore, Maryland
April 27, 2005